(1)  6,323,440 shares are held of record by Insight Venture Partners VI, L.P. (“IVP VI”), 1,986,489 shares are held of record by Insight Venture Partners (Cayman) VI, L.P. (“IVP Cayman VI”) and 367,462 shares are held of record by Insight Venture Partners VI (Co-Investors), L.P. (“IVP VI Co-Investors” and, together with IVP VI and IVP Cayman VI, the “IVP Fund VI Funds”).  The amount listed as owned by each respective IVP Fund VI Fund may be deemed to be attributable to each of the other IVP Fund VI Funds and Insight Holdings Group, LLC (“Insight Holdings”) because Insight Holdings is the general partner of Insight Venture Associates VI, L.P. (“Insight Associates VI”), which in turn is the general partner of each of the IVP Fund VI Funds.  Jeff Horing, Deven Parekh and Peter Sobiloff are the members of the board of managers of Insight Holdings and share voting and dispositive control of the shares held by the IVP Fund VI Funds.  The foregoing is not an admission by Insight Associates VI or Insight Holdings that it is the beneficial owner of the shares held directly or indirectly by the IVP Fund VI Funds.  Each of Messrs. Horing, Parekh and Sobiloff disclaims beneficial ownership of the shares except to the extent of his pecuniary interest in these entities.